Exhibit 99.1

Wynn Resorts Announces Director Slate for 2009

LAS VEGAS—(BUSINESS WIRE)—March 12, 2009---Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Linda Chen, John A. Moran and Elaine P. Wynn have been nominated for re-election to the Company’s Board of Directors, each for a three year term.  The election will be held at the Company’s Annual Meeting, scheduled for May 5, 2009, in Las Vegas.

“We are delighted that our Board continues to have the quality of representation that we have enjoyed in the past and we appreciate these three directors agreeing to serve for yet another term.  Every public company in America currently faces unprecedented challenges and has a critical need for Board members of the highest caliber.  Wynn Resorts is very fortunate to have men and women of such quality willing to serve on its Board,” commented Stephen A. Wynn, Chairman and Chief Executive Officer.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes.  Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com).  Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

Encore, the newest signature resort in the Wynn collection, opened December 22, 2008.  Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, approximately 72,000 square foot casino, 12 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale and retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China and currently features 600 deluxe hotel rooms and suites, approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

Source:  Wynn Resorts, Limited

Wynn Resorts, Limited
Samanta Stewart, 702-770-7532
investorrelations@wynnresorts.com